                                                                    EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the three months ended December 31, 2002 and 2001 and the years ended September 30, 2002, 2001, 2000, 1999 and 1998:

                                                             Three Months Ended                            Years Ended
                                                ----------------------------------------  ----------------------------------------------------

                                                   2002          2001           2002          2001         2000          1999          1998
                                                   ----          ----           ----          ----         ----          ----          ----

Earnings
     Income before income taxes                 $ 1,752,444   $ 1,212,148   $ 4,509,104   $ 3,350,420   $ 2,912,363   $ 2,212,963   $ 1,701,984
     Fixed charges                                2,548,391     2,516,897    10,132,876     9,844,354     8,612,467     7,224,121     6,315,324
                                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Earnings                               $ 4,300,835   $ 3,729,045   $14,641,980   $13,194,774   $11,524,830   $ 9,437,084   $ 8,017,308
                                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

Fixed charges
     Interest                                   $ 2,427,544   $ 2,404,457   $ 9,598,667   $ 9,454,989   $ 8,334,493   $ 6,989,750   $ 6,102,603
     Estimated interest within rental expense       120,847       112,440       534,209       389,365       277,974       234,371       212,721
                                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
         Fixed charges                          $ 2,548,391   $ 2,516,897   $10,132,876   $ 9,844,354   $ 8,612,467   $ 7,224,121   $ 6,315,324
                                                ===========   ===========   ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges                     1.69          1.48          1.44          1.34          1.34          1.31          1.27